Exhibit 99.30

November 22, 2016

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Ladies and Gentlemen:

In connection with our proposed sale of 4,000,000 ordinary shares, Euro 0.01 par value per share (the “Ordinary Shares”), of AerCap Holdings N.V. (the “Company”) through Citigroup Global Markets Inc. (“CGMI”) and Deutsche Bank Securities Inc. (“DBSI”, together with CGMI, the “Brokers”) pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Act”, such sale the “Sale”), we represent and warrant to you:

1. The undersigned is not aware of any material non-public information concerning the Company or the Ordinary Shares, and “material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Company.

2. The undersigned agrees that it will satisfy all applicable filing, reporting or other requirements, including Sections 13(d) and 13(g) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Ordinary Shares and this transaction and it will promptly notify the Brokers after any such report filed under Sections 13(d) and 13(g) of the Exchange Act becomes publicly available.

3. The undersigned shall file or cause to be filed, on the date hereof and in the manner contemplated by Rule 144(h) under the Act, a notice on Form 144 relating to the sale of the Ordinary Shares described herein.

4. From the date three months prior to the date hereof, neither the undersigned nor any of its affiliates nor any person who would be considered to be the same “person” as the undersigned or “act[ing] in concert” with the undersigned (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144) has sold or hedged (through swaps, options, short sales or otherwise) any long position in, any Ordinary Shares, except for the sale by Waha AC Coöperatief U.A. (“Waha”) of 994,548 Ordinary Shares to DBSI on August 23, 2016. The undersigned has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Ordinary Shares in anticipation of or in connection with this transaction. Except as provided herein, the agreements entered into by Waha as of the date hereof with each of Deutsche Bank AG, London Branch (“DB”), Citibank N.A., London Branch (“Citi”), USB AG, London Branch (“UBS”) and Nomura International plc (“Nomura”), the undersigned has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of the Ordinary Shares. For the purposes of this paragraph, Ordinary Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Ordinary Shares.

5. The undersigned does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

6. The undersigned is not an “underwriter” with respect to the Ordinary Shares, and the sale described above is not part of any “distribution” of the Ordinary Shares, as those terms are used in Section 2(a)(11) of the Act.

7. The undersigned and all persons whose sales must be aggregated with those of the undersigned under Rule 144(a)(2) and Rule 144(e) shall not sell any Ordinary Shares within the next three months except as permitted pursuant to Rule 144 or an effective registration statement under the Act.

8. The undersigned agrees that, without the prior written consent of the Brokers, it and its affiliates will not, during the period ending 30 calendar days after the date hereof, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the Sale, (b) any sale made in connection with those certain amendments entered into by Waha and DB, Nomura and Citi (together, the “September 2014 Counterparties”) on November 22, 2016 to the funded collar confirmations entered into on September 2, 2014 by Waha and each of the September 2014 Counterparties that relate in the aggregate to 14,923,306 Ordinary Shares or (c) any sale made in connection with those certain amendments entered into by Waha and Citi, DB and UBS (together, the “December 2014 Counterparties”) on November 22, 2016 to the funded collar confirmations entered into on December 1, 2014 by Waha and each of the December 2014 Counterparties that relate in the aggregate to 11,923,305 Ordinary Shares.

9. The Ordinary Shares to be sold in the transaction described herein are not “restricted securities” (as such term is defined in Rule 144).

In connection with the Sale, the undersigned hereby authorizes and instructs the Brokers to pay the proceeds of the sale by wire transfer of immediately available funds on November 29, 2016 as follows:

a)	to Deutsche Bank AG, London Branch, USD28,301,129.00;

Bank: Bank of New York

ABA#: 021000018

Acct No.: 8900327634

Beneficiary: Deutsche Bank Securities Inc

b)	to Nomura International plc, USD34,003,762.00;

Bank: BOA NT SA – New York

BIC: BOFAUS3N

Account No/Ref: 6550-6-61548

Account Name: Nomura International plc

c)	to Citibank N.A., London Branch, USD43,252,565.00

Bank: Citibank NA New York

BIC: CITIUS33 (or ABA: 021000089)

F/O: Citibank NA London

A/C: 10990765

Ref: NY Swap Operations

d)	to Waha Capital PJSC, the amount remaining after giving effect to the transactions set forth in subparagraphs (a) to (c) above.

Account Name: Al Waha Capital PJSC

IBAN: AE870200000001309913100

Bank: HSBC BANK MIDDLE EAST

           PO BOX 242

           Abu Dhabi

           United Arab Emirates

Swift Code: BBME AEAD ABU

Correspondent Bank: HSBC

                                    Marine Midland Bldg

                                    140 Broadway

                                    New York City, New York

                                    United States

Swift Code: MRMDUS33

Very truly yours,

AVIA HOLDING LIMITED

/s/ Chakib Aabouche
Name: Chakib Aabouche
Title: Authorized Signatory